Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery
Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7290

BRIDGE BANCORP,  INC. REPORTS FIRST QUARTER 2020 RESULTS

(Bridgehampton, NY – April 29, 2020)  Bridge Bancorp, Inc. (NASDAQ: BDGE) (the “Company”), the parent company of BNB Bank (“BNB”), today announced first quarter results for 2020.

The Company's first quarter 2020 financial results included:

•	Net income for the 2020 first quarter of $9.3 million, or $0.47 per diluted share.
•	Net interest income for the 2020 first quarter increased $2.3 million over the 2019 first quarter to $36.7 million, with a tax-equivalent net interest margin of 3.26%.
•	Total assets of $5.1 billion at March 31, 2020, 8% higher than March 31, 2019.
•	Loan growth of $371 million, or 11%, compared to March 31, 2019, and $82 million, or 9% annualized, from December 31, 2019.
•	Loan and line of credit originations of $220 million for the first quarter of 2020.
•	Non-public, non-brokered deposit growth of $141 million, or 5%, compared to March 31, 2019, and $74 million, or 10% annualized, from December 31, 2019.
•

Non-performing assets of $4.6 million at March 31, 2020, $1.4 million higher than March 31, 2019 and $0.2 million higher than December 31, 2019. Allowance for credit losses coverage to total loans of 1.04% at March 31, 2020.

•	The Company adopted CECL on January 1, 2020, which resulted in a charge to retained earnings and reduction to stockholders’ equity of $1.5 million.
•	The provision of $5.0 million included approximately $4.0 million related to our initial estimate of the economic impact of the COVID-19 pandemic.
•	Purchased 179,620 shares of the Company’s common stock at a cost of $4.6 million.
•	All capital ratios remain strong. Declared a dividend of $0.24 during the quarter.

Commenting on the first quarter results, Kevin O’Connor, President and CEO said, “We ended the first quarter with a sound foundation; our margin holding steady, fee income staying strong, and solid capital.  In addition to being well capitalized from a financial perspective, the human capital and cultural values that have developed over the Bank’s 110 year history enabled us to meet the challenges of this current crisis and continue to serve our customers and our communities. To that end, we actively participated in the Payroll Protection Program (PPP) and originated over $900 million for 3,500 small businesses.”

Net Earnings and Returns

Net income in the 2020 first quarter was $9.3 million, or $0.47 per diluted share, a decrease of $3.6 million compared to the 2019 first quarter, driven primarily by higher provision for credit losses and non-interest expense, partially offset by higher net interest income.

Returns  on average assets and equity in the 2020 first quarter were 0.76% and 7.50%, respectively.  Return on average tangible common equity was 9.59%  for the 2020 first quarter.

“Our reported net income of $0.47 per diluted share was impacted by a higher provision for credit losses primarily related to the COVID-19 pandemic, which reduced earnings per share by approximately $0.15, and reduced returns on average assets, equity and tangible common equity by approximately 25 basis points, 248 basis points and 318 basis points, respectively,” noted Mr. O’Connor.

Net Interest Income

Interest income was $44.6 million in the 2020 first quarter, an increase of $0.3 million compared to the 2019 fourth quarter, primarily due to loan portfolio growth and higher average yield in the securities portfolio, partially offset by lower average yield in the loan portfolio. Interest expense was $8.0 million in the 2020 first quarter, a decrease of $0.7 million compared to the 2019 fourth quarter,  primarily due to a  decrease in average cost of deposits coupled with a decrease in average borrowings, partially offset by an increase in average deposits.

The tax-equivalent net interest margin was 3.26% in the 2020 first quarter, which was unchanged compared to the 2019 fourth quarter and down 3 basis points year-over-year.

Commenting on the margin Mr. O’Connor said, “Similar to last year, we reacted quickly to the Fed’s rate cuts.  Our total deposit costs dropped 12 basis points quarter-over-quarter with most of the impact in March.  In fact, for the quarter, March had the highest margin of the three months at 3.29%.”

Provision for Credit Losses

The provision for credit loss expense was $5.0 million for the 2020 first quarter, $4.4 million higher than the 2019 first quarter.  The higher provision was primarily attributable to higher expected credit losses due to the current projected economic impact of the COVID-19 pandemic.  The Company recognized net charge-offs of $0.2 million in the 2020 first quarter, which was unchanged compared to the 2019 first quarter.

“We decided to implement the new accounting standard for credit losses “CECL” and not opt to delay adoption.  In response to the COVID-19 pandemic, we assumed near-term economic stress, which resulted in a sizable credit loss expense.  We will continue to focus on the ongoing effects of this crisis and provide accordingly. In addition, we recognized a $1.5 million charge to stockholders’ equity on January 1 for the cumulative effect of adopting this standard,” noted Mr. O’Connor.

Non-Interest Income

Non-interest income was  $5.2 million for the 2020 first quarter, which was flat compared to the 2019 first quarter, primarily attributable to higher gain on sale of SBA loans, loan swap fees, and service charges and other fees, partially offset by a decrease in other income.

Non-Interest Expense

Non-interest expense for the 2020 first quarter of  $24.8 million was $2.2 million higher than the 2019 first quarter.  The increase in the first quarter was primarily due to higher salaries and benefits expense. Our operating expenses to average assets dropped by 10 basis points compared to the fourth quarter.

Income Tax Expense

Income tax expense was $2.7 million in the 2020 first quarter, a decrease of $0.7 million compared to the 2019 first quarter.  The Company estimates it will record income tax at an effective tax rate of approximately 22.5% for the remainder of 2020.

Balance Sheet

Total assets were $5.1 billion at March  31, 2020,  $139.4 million higher than December 31, 2019, and $385.7 million higher than March  31, 2019. Total  loans held for investment at March 31, 2020 of $3.8 billion reflects growth of $371.0 million,  or 11%,  over March 31, 2019.  Deposits totaled $4.1 billion at March 31, 2020, an increase of $330.3 million,  or 9%,  compared to March 31,  2019.  Demand deposits increased $167.6 million year-over-year to $1.5 billion at March 31, 2020, representing 37% of total deposits.

The allowance for credit losses was $39.2 million at March 31, 2020, $7.4 million higher than March 31, 2019. The allowance as a percentage of loans was 1.04% at March 31, 2020, compared to 0.94% at March 31, 2019.

Stockholders’ equity was $493.3 million at March 31, 2020, $28.3 million higher than March 31, 2019. The growth reflects earnings, partially offset by shareholders’ dividends and stock repurchases.  During the 2020 first quarter, the Company purchased 179,620 shares of its common stock under the repurchase plan at a cost of $4.6 million. Book value per share was $25.01 at March 31, 2020, $1.58 higher than March 31, 2019. Tangible book value per share was $19.46 at March 31, 2020, $1.58 higher than March 31, 2019.

				Change Compared To
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Total assets	$5,060,872	$4,921,520	$4,675,209	$139,352	$385,663
Total stockholders' equity	493,253	497,154	465,003	(3,901)	28,250

Loans held for investment
Investor commercial real estate ("CRE")	$1,053,901	$1,034,599	$859,797	$19,302	$194,104
Owner-occupied CRE	529,877	531,088	542,836	(1,211)	(12,959)
Construction and land	100,643	97,311	147,116	3,332	(46,473)
Commercial and industrial	758,683	679,444	671,897	79,239	86,786
Total commercial	2,443,104	2,342,442	2,221,646	100,662	221,458

Multi-family	800,556	812,174	624,114	(11,618)	176,442
Residential real estate	485,492	493,144	515,173	(7,652)	(29,681)
Installment and consumer	25,051	24,836	22,781	215	2,270
Net deferred loan costs and fees	7,927	7,689	7,390	238	537
Total loans held for investment	$3,762,130	$3,680,285	$3,391,104	$81,845	$371,026

Deposits
Total IPC deposits	$3,115,746	$3,042,171	$2,974,282	$73,575	$141,464
Brokered deposits	201,566	164,034	166,696	37,532	34,870
Public deposits	738,423	608,442	584,486	129,981	153,937
Total public and brokered deposits	939,989	772,476	751,182	167,513	188,807
Total deposits	$4,055,735	$3,814,647	$3,725,464	$241,088	$330,271

Loan and Line of Credit Origination Information (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Investor CRE	$41,738	$68,562	$13,975
Owner-occupied CRE	33,720	20,221	51,365
Commercial and industrial	75,796	79,404	55,223
Multi-family	38,915	175,906	28,216
Residential real estate	8,969	9,228	8,159
Other	21,011	18,618	13,967
Total loan and line of credit originations	$220,149	$371,939	$170,905

“We continued to generate business during the first quarter through additional C&I originations.  This, along with greater line usage, resulted in a net increase in C&I loans outstanding of $79 million. IPC deposits also grew accordingly. At the end of the quarter, as the pandemic’s impact became clearer, we enhanced our liquidity profile by deferring investment purchases and adding to our brokered deposits,” Mr. O’Connor said.

Asset Quality

Asset quality measures remained solid, as non-performing assets were $4.6 million, or 0.09% of total assets, at March 31, 2020, compared to $3.2 million, or 0.07% of total assets, at March 31, 2019. Non-performing assets at March 31, 2019 included  $0.2 million of other real estate owned. Non-performing loans were $4.6 million, or 0.12% of total loans at March 31, 2020,  compared to $3.1 million,  or 0.09% of total loans at March 31, 2019.  Loans 30 to 89 days past due decreased $5.0 million to $12.9 million at March 31, 2020, compared to $17.9 million at March 31, 2019.  Loans past due 90 days and accruing at March 31, 2020 and 2019 totaled $0.3 million. The increase in the current quarter of 30 to 89 days past due loans is primarily comprised of several residential loans.

Commenting on asset quality and the current environment, Mr. O’Connor stated, “Stating the obvious, we are seeing now and facing in the future, levels of economic inactivity not seen since the great depression.  This will be a challenge to our industry. We have been working with borrowers, on a case by case basis, as they seek forbearance. Where granted we are working with them assessing their cash flows and ability to service their obligations. The historical performance of our Bank, while not an indication of future performance does evidence a credit discipline to potentially weather these difficult times. Although the environment is somewhat different it is useful to note that during the financial crisis the highest level of charge-offs we experienced in a given year was 47 basis points and the cumulative losses experienced was 143 basis points.  Also, one should note that originated LTV on our multi-family/commercial real estate portfolio is 64%.”

Conference Call

The Company will host a conference call on Thursday, April 30, 2020 at 10:00 AM (ET) to discuss the 2020 first quarter results. In addition to this press release, supplemental information regarding the Company and COVID-19 related matters will be available on the Company’s website at www.bnbbank.com under “Investor Relations” and will be filed as a Current Report on Form 8-K prior to the conference call.

Investors who would like to join the conference call are encouraged to pre-register using the following link:  http://dpregister.com/10141514. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Telephonic replay will be available through the Company’s website beginning approximately one hour after the conclusion of the call through Thursday,  May 14, 2020.

Call and replay information are as follows:

Call Date: Thursday, April 30, 2020
Call Time: 10:00 AM (ET)
Domestic Call Dial In:  1-844-746-0738
International Call Dial In:  1-412-317-5271

Replay Domestic Dial In:  1-877-344-7529
Replay International Dial In:  1-412-317-0088
Access Code: 10141514

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, BNB  Bank. Established in 1910, BNB, with assets of approximately $5.1 billion, operates 39 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly-owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly-owned subsidiary of BNB, offers financial planning and investment consultation.  For more information visit www.bnbbank.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intends,” “may,” “outlook,” “predicts,” “projects,” “would,” “estimates,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, tax rates, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of BNB’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	March 31,	December 31,	March 31,
	2020	2019	2019
Assets
Cash and due from banks	$61,352	$77,693	$68,773
Interest-earning deposits with banks	172,830	39,501	31,684
Total cash and cash equivalents	234,182	117,194	100,457
Securities available for sale, at fair value	553,278	638,291	707,451
Securities held to maturity	124,231	133,638	149,512
Total securities	677,509	771,929	856,963
Securities, restricted	26,354	32,879	28,068
Loans held for sale	12,643	12,643	—
Loans held for investment	3,762,130	3,680,285	3,391,104
Allowance for credit losses	(39,215)	(32,786)	(31,784)
Loans held for investment, net	3,722,915	3,647,499	3,359,320
Premises and equipment, net	34,521	34,062	34,478
Operating lease right-of-use assets	41,939	43,450	37,621
Goodwill and other intangible assets	109,422	109,627	110,100
Other real estate owned	—	—	175
Accrued interest receivable and other assets	201,387	152,237	148,027
Total assets	$5,060,872	$4,921,520	$4,675,209

Liabilities and stockholders' equity
Demand deposits	$1,421,743	$1,386,037	$1,258,544
Savings and negotiable order of withdrawal ("NOW") deposits	421,212	438,902	513,971
Money market deposit accounts ("MMDA")	1,074,310	1,012,322	993,920
Certificates of deposit of less than $100,000	58,820	58,640	61,240
Certificates of deposit of $100,000 or more	139,661	146,270	146,607
Total individual, partnership and corporate ("IPC") deposits	3,115,746	3,042,171	2,974,282
Brokered deposits	201,566	164,034	166,696
Public funds - demand deposits	59,809	132,921	55,403
Public funds - other deposits	678,614	475,521	529,083
Total public and brokered deposits	939,989	772,476	751,182
Total deposits	4,055,735	3,814,647	3,725,464
Federal funds purchased and repurchase agreements	1,195	999	721
Federal Home Loan Bank ("FHLB") advances	290,000	435,000	330,217
Subordinated debentures, net	78,955	78,920	78,815
Operating lease liabilities	44,571	45,977	40,454
Other liabilities and accrued expenses	97,163	48,823	34,535
Total liabilities	4,567,619	4,424,366	4,210,206
Total stockholders' equity	493,253	497,154	465,003
Total liabilities and stockholders' equity	$5,060,872	$4,921,520	$4,675,209

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Interest income	$44,602	$44,320	$44,515
Interest expense	7,952	8,672	10,192
Net interest income	36,650	35,648	34,323
Provision for credit losses	5,000	600	600
Net interest income after provision for credit losses	31,650	35,048	33,723

Non-interest income:
Service charges and other fees	2,500	2,487	2,428
Title fees	329	571	306
Net securities losses	(15)	—	—
Gain on sale of SBA loans	371	322	217
Bank owned life insurance	548	560	553
Loan swap fees	1,231	4,260	1,115
Other	253	226	599
Total non-interest income	5,217	8,426	5,218

Non-interest expense:
Salaries and employee benefits	15,549	15,011	13,280
Occupancy and equipment	3,499	3,791	3,531
Amortization of other intangible assets	181	182	213
Other	5,614	6,348	5,575
Total non-interest expense	24,843	25,332	22,599

Income before income taxes	12,024	18,142	16,342
Income tax expense	2,676	3,934	3,415
Net income	$9,348	$14,208	$12,927

Earnings Per Share (unaudited)
(In thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net income	$9,348	$14,208	$12,927
Dividends paid on and earnings allocated to participating securities	(195)	(299)	(277)
Income attributable to common stock	$9,153	$13,909	$12,650

Weighted average common shares outstanding, including participating securities	19,946	19,957	19,926
Weighted average participating securities	(414)	(419)	(426)
Weighted average common shares outstanding	19,532	19,538	19,500
Basic earnings per common share	$0.47	$0.71	$0.65

Weighted average common shares outstanding	19,532	19,538	19,500
Incremental shares from assumed conversions of options and restricted stock units	34	40	26
Weighted average common and equivalent shares outstanding	19,566	19,578	19,526
Diluted earnings per common share	$0.47	$0.71	$0.65

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Consolidated Financial Highlights (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Selected Financial Data:
Return on average total assets	0.76%	1.18%	1.13%
Return on average stockholders' equity	7.50	11.40	11.41
Return on average tangible common equity (1) (2)	9.59	14.66	15.01
Adjusted return on average tangible common equity (1) (2)	9.74	14.81	15.21
Net interest margin, tax-equivalent basis	3.26	3.26	3.29
Efficiency ratio	59.34	57.48	57.15
Adjusted efficiency ratio (1)	58.74	56.93	56.43
Operating expense/average assets	2.01	2.10	1.97
Adjusted operating expense/average assets (1)	1.99	2.09	1.95

(1)	See reconciliation of this non-GAAP financial measure provided elsewhere herein.
(2)	Average tangible common equity represents a non-GAAP financial measure calculated as average total stockholders' equity less average goodwill and intangible assets.

	March 31,	December 31,	March 31,
	2020	2019	2019
Selected Financial Data:
Book value per share	$25.01	$25.06	$23.43
Tangible book value per share (1)	$19.46	$19.54	$17.88
Common shares outstanding	19,722	19,837	19,848

Capital Ratios:
Total capital to risk-weighted assets	12.9%	13.1%	13.3%
Tier 1 capital to risk-weighted assets	10.0	10.2	10.2
Common equity Tier 1 capital to risk-weighted assets	10.0	10.2	10.2
Tier 1 capital to average assets	8.2	8.5	8.1
Tangible common equity to tangible assets (1) (2)	7.8	8.1	7.8
Tier 1 capital to average assets (Bank)	9.7	10.1	9.8

Asset Quality:
Loans 30-89 days past due	$12,941	$6,366	$17,937
Loans 90 days past due and accruing	$343	$343	$318
Non-performing loans	$4,609	$4,369	$3,071
Other real estate owned	—	—	175
Non-performing assets	$4,609	$4,369	$3,246
Non-performing loans/total loans	0.12%	0.12%	0.09%
Non-performing assets/total assets	0.09	0.09	0.07
Allowance/non-performing loans	850.84	750.42	1,034.97
Allowance/total loans	1.04	0.89	0.94

(1)	Tangible common equity represents a non-GAAP financial measure calculated as total stockholders' equity less goodwill and intangible assets.
(2)	Tangible assets represent a non-GAAP financial measure calculated as total assets less goodwill and intangible assets.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets and Average Rate Data (unaudited)

(Dollars in thousands)

	Three Months Ended March 31,			Three Months Ended December 31,			Three Months Ended March 31,
	2020			2019			2019
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans, net (including loan fee income) (1)	$3,677,017	$39,810	4.35%	$3,547,865	$39,780	4.45%	$3,275,828	$37,659	4.66%
Securities (1)	763,894	4,628	2.44	761,628	4,432	2.31	885,834	6,442	2.95
Deposits with banks	91,884	267	1.17	46,994	212	1.79	91,682	544	2.41
Total interest-earning assets (1)	4,532,795	44,705	3.97	4,356,487	44,424	4.05	4,253,344	44,645	4.26
Non-interest-earning assets:
Other assets	446,258			428,508			392,283
Total assets	$4,979,053			$4,784,995			$4,645,627

Interest-bearing liabilities:
Savings	$303,834	$188	0.25%	$335,743	$377	0.45%	$398,499	$905	0.92%
NOW	131,931	46	0.14	136,562	53	0.15	105,996	41	0.16
MMDA	1,049,707	2,409	0.92	1,067,493	3,108	1.16	983,942	3,586	1.48
Savings, NOW and MMDA	1,485,472	2,643	0.72	1,539,798	3,538	0.91	1,488,437	4,532	1.23
Certificates of deposit of less than $100,000	58,583	266	1.83	59,337	284	1.90	61,317	261	1.73
Certificates of deposit of $100,000 or more	145,242	714	1.98	147,557	774	2.08	150,102	732	1.98
Total IPC deposits	1,689,297	3,623	0.86	1,746,692	4,596	1.04	1,699,856	5,525	1.32
Brokered deposits	166,523	692	1.67	93,372	391	1.66	209,409	1,210	2.34
Public funds	673,232	1,391	0.83	452,509	939	0.82	534,568	1,179	0.89
Total public and brokered deposits	839,755	2,083	1.00	545,881	1,330	0.97	743,977	2,389	1.30
Total deposits	2,529,052	5,706	0.91	2,292,573	5,926	1.03	2,443,833	7,914	1.31
Federal funds purchased and repurchase agreements	29,575	78	1.06	116,312	494	1.69	7,691	45	2.37
FHLB advances	253,374	1,033	1.64	250,446	1,118	1.77	243,290	1,098	1.83
Subordinated debentures	78,932	1,135	5.78	78,897	1,134	5.70	78,793	1,135	5.84
Total borrowings	361,881	2,246	2.50	445,655	2,746	2.44	329,774	2,278	2.80
Total interest-bearing liabilities	2,890,933	7,952	1.11	2,738,228	8,672	1.26	2,773,607	10,192	1.49
Non-interest-bearing liabilities:
Demand deposits	1,473,962			1,452,908			1,333,498
Other liabilities	112,582			99,607			79,083
Total liabilities	4,477,477			4,290,743			4,186,188
Stockholders' equity	501,576			494,252			459,439
Total liabilities and stockholders' equity	$4,979,053			$4,784,995			$4,645,627

Net interest rate spread			2.86%			2.79%			2.77%
Net interest-earning assets	$1,641,862			$1,618,259			$1,479,737
Net interest margin - tax-equivalent		36,753	3.26%		35,752	3.26%		34,453	3.29%
Less: Tax-equivalent adjustment		(103)	(0.01)		(104)	(0.01)		(130)	(0.02)
Net interest income		$36,650			$35,648			$34,323
Net interest margin			3.25%			3.25%			3.27%

(1) Presented on a tax-equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following table presents a reconciliation of return on average tangible common equity (as reported) and adjusted return on average tangible common equity (non-GAAP).

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Return on average tangible common equity - as reported	9.59%	14.66%	15.01%
Amortization of other intangible assets	0.19	0.19	0.25
Income tax effect of adjustments above	(0.04)	(0.04)	(0.05)
Adjusted return on average tangible common equity (non-GAAP)	9.74	14.81	15.21

The following table presents a reconciliation of efficiency ratio (as reported) and adjusted efficiency ratio (non-GAAP):

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2020	2019	2019
Efficiency ratio - as reported	59.34%	57.48%	57.15%
Non-interest expense - as reported	$24,843	$25,332	$22,599
Less: Amortization of intangible assets	(181)	(182)	(213)
Adjusted non-interest expense (non-GAAP)	$24,662	$25,150	$22,386
Net interest income - as reported	$36,650	$35,648	$34,323
Tax-equivalent adjustment	103	104	130
Net interest income, tax-equivalent basis	$36,753	$35,752	$34,453
Non-interest income - as reported	$5,217	$8,426	$5,218
Less: Net securities losses	15	—	—
Adjusted non-interest income (non-GAAP)	$5,232	$8,426	$5,218
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$41,985	$44,178	$39,671
Adjusted efficiency ratio (non-GAAP) (1)	58.74%	56.93%	56.43%

(1)	Adjusted efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax-equivalent basis and adjusted non-interest income.

The following table presents a reconciliation of operating expense as a percentage of average assets (as reported) and adjusted operating expense as a percentage of average assets (non-GAAP):

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Operating expense as a % of average assets - as reported	2.01%	2.10%	1.97%
Amortization of other intangible assets	(0.02)	(0.01)	(0.02)
Adjusted operating expense as a % of average assets (non-GAAP)	1.99	2.09	1.95

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

The following table presents the tangible common equity to tangible assets calculation (non-GAAP):

	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Total assets - as reported	$5,060,872	$4,921,520	$4,675,209
Less: Goodwill and other intangible assets - as reported	(109,422)	(109,627)	(110,100)
Tangible assets (non-GAAP)	$4,951,450	$4,811,893	$4,565,109

Total stockholders' equity - as reported	$493,253	$497,154	$465,003
Less: Goodwill and other intangible assets - as reported	(109,422)	(109,627)	(110,100)
Tangible common equity (non-GAAP)	$383,831	$387,527	$354,903

Tangible common equity to tangible assets (non-GAAP) (1)	7.8%	8.1%	7.8%

(1)	Calculated by dividing tangible common equity by tangible assets.